AZ LEASE #08115674

PERMIT NO. 08-115674

EFFECTIVE DATE July 7, 2011

STATE LAND DEPARTMENT
STATE OF ARIZONA

MINERAL EXPLORATION PERMIT

The STATE OF ARIZONA, acting through the State Land Department, grants to URANIUM ENERGY CORP. , hereinafter designated Permittee, the exclusive right, for a period of one (1) year from date, subject to renewals as hereinafter set forth, but in no event beyond the 6th day of July, 2016, to prospect for minerals on the State land hereinafter described upon the following expressed conditions which are a part of the permit.

ARTICLES

1. The Permittee shall have those surface rights necessary for the prospecting and exploration for mineral, but may remove from the land only that amount of mineral required for sampling, assay and metallurgical testing purposes.

2. The Permittee shall have the right of ingress to and egress from the land covered by the Permit but only along routes first approved by the State Land Commissioner.

3. The Permittee shall be liable to and shall compensate the owner and lessee of the surface of the State land covered by this Permit, or across which the Permittee exercises the right of ingress and egress, for any loss to such owner and lessee from damage or destruction caused by the Permittee, his or its agents or employees, to grasses, forage, crops or improvements upon such State land.

4. This Permit shall terminate automatically, as of the end of any annual period from and after the date of issuance thereof unless during such annual period the Permittee shall have expended in exploration for valuable mineral deposits on the State land covered by this Permit the prescribed amount per acre, file an application for renewal and submit proof of the amount expended on exploration. The amount to be expended during each of the first two (2) annual periods in which this Permit may be in effect shall not be less than ten dollars ($10.00) for each acre of land covered by this Permit at the commencement of such annual period, and the amount to be expended during each of the last three annual periods in which this Permit may be in effect shall be not less than twenty dollars ($20.00) for each acre covered by this Permit at the commencement of such annual period. If the prescribed amount per acre has not been expended, a payment in lieu of expenditures shall be submitted to the State Land Department.

AZ LEASE #08115674

5. Prior to the termination of any annual period, the Permittee may file a release with the State Land Department, releasing acreage covered by this Permit, provided that the acreage released be contained within one or more rectangular subdivisions of twenty (20) acres more or less, or lots, according to the lines of the public land survey.

6. Upon any partial or total relinquishment, or the cancellation or expiration of the Permit, other than by issuance of a mineral lease, the Permittee shall fill any holes, ditches, or other excavations as may be required by the State Land Commissioner and so far as reasonably possible, reclaim the surface to its former condition.

7. The Permittee may, prior to expiration of the annual period for which the Permit was issued, or prior to the expiration period for which this Permit was renewed, file with the State Land Department an application for renewal for the ensuing annual period. This Permit shall not be renewed for more than four (4) successive annual periods following expiration of the first annual period.

8. No rental shall be payable for the first annual period for which the Permit may be renewed. The rental for each of the three (3) subsequent annual periods following the first annual period for which a permit may be renewed, shall be one dollar ($1.00) for each acre of State land for which the application for renewal is filed.

9. The Permittee shall file an affidavit of expenditure of the required amount in exploration during the current annual period, together with proof in support of such expenditure.

10. Following discovery of a valuable mineral deposit on the State land covered by this Permit within a rectangular subdivision of twenty (20) acres, more or less, or lot, of the public land survey, the Permittee may apply to the State Land Commissioner for a mineral lease upon the State land within such rectangular subdivision, or lot.

11. This Permit is subject to existing laws and rules and regulations and any laws or rules and regulations hereinafter enacted, or adopted, and in no event shall the State be liable for damages or otherwise under the provisions hereof.

12. The Permittee shall not assign or sub-let this mineral exploration permit, or any right or rights thereunder, without first obtaining the written consent of the State Land Commissioner thereto.

13. PRIOR TO THE BEGINNING OF ANY EXPLORATION, A PLAN OF OPERATIONS AND RECLAMATION MUST BE FILED WITH THE STATE LAND DEPARTMENT AND APPROVED BY THE STATE LAND COMMISSIONER OR HIS DEPUTY.

14. Permittee shall strictly comply with Environmental Laws, relating but not limited to hazardous and toxic materials, wastes and pollutants. Compliance means the Permittee shall act in accordance with the necessary reporting obligations, obtain and maintain all permits required, provide copies of all documents as required by Environmental Laws. For purposes of this Permit the term "Environmental Law" shall include but not be limited to any relevant federal, state, or local laws, and applicable regulations, rules and ordinances, and publications promulgated pursuant thereto, including any future modifications or amendments relating to environmental matters.

AZ LEASE #08115674

15. In order to minimize or prevent surface or underground waste and pollution and promote maximum conservation, the Permittee shall seal or separate oil, gas, helium, water, mineral or other natural resource strata in order to prevent their contents from passing into another stratum.

16. The Permittee agrees to indemnify, hold and save Lessor harmless against all loss, damage, liability, expense, costs and charges incident to or resulting in any way from any injuries to person or damage to property caused by or resulting from the use, condition or occupation of the land.

17. The Permittee shall not, for exploration purposes, enter upon that part of the permitted area encompassed by rights-of-way and permits granted to the Arizona State Highway Department without the express written permission of the State Highway Engineer and not then until the State Land Commissioner has, in writing, approved such entry.

18. The Permittee agrees that any mineral lease of a claim issued as a result of exploratory activity under this Permit shall contain an additional and special condition denying the Lessee entry to the area encompassed by those rights-of-way and permits mentioned above for the purposes of extracting and shipping mineral unless and until the State Highway Engineer has given express written permission and not then until the State Land Commissioner has, in writing, approved such entry.

19. If at any time during the duration of the Permit, the whole or any part of the permitted premises shall be taken for any quasi-public or public purpose by any person, private or public corporation, or any governmental agency having authority to exercise the power of eminent domain or condemnation proceedings pursuant to any law, general, special or otherwise, this Permit shall expire on the date when the permitted property shall be so taken or acquired and the Permittee shall have no compensable right or interest in the real property being condemned and shall have no compensable right or interest in severance damages which may accrue to the remaining permitted property not acquired by condemnation proceedings. Net rent to be paid by the tenant shall be apportioned and paid to the date of such taking.

20. The State shall be entitled to and shall receive any and all awards, including severance damages to remaining State lands, that may be made for any eminent domain or condemnation proceedings concerning the land which is the subject of this Permit, except that the Permittee shall have the right to receive any and all awards or payments made for any buildings or other improvements lawfully placed on the subject property by the Permittee with the approval of the State Land Department.

21. This Permit is issued for such leasable minerals now owned by the State of Arizona and in regard to which there has been no reservation by a predecessor in title to the State of Arizona.

22. Federal records may or may not reflect mineral interest claims that pre-date the State's claim to some or all of these lands; the State does not warrant that it owns the minerals sought to be prospected under this Permit.

23. This Permit issued subject to all the rights of the owner of the non-mineral land estate.

24. Provided however, in regard to those parcels of State lands sold under the provisions of ARS 37-231, providing for a reservation of minerals to the State, there shall be no entry upon such lands by an Arizona State Land Department Lessee or Permittee without express written approval of the Arizona State Land Commissioner following compliance with Arizona State Land Department Rule #12-5-707D by such Lessee or Permittee.

AZ LEASE #08115674

25. Prior to initiating any operations requiring surface disturbing activity, Permittee shall provide a document that satisfies the State Land Department in writing that no significant or Register-eligible prehistoric, historic, archaeological, cultural or vertebrate paleontological sites, including inscriptions made by human agency or any other archaeological, paleontological or historical feature has the potential to be destroyed. Permittee may arrange for a permittee of the Arizona State Museum to complete a cultural resources inspection and submit the results in a document to the State Land Department. Permittee shall ensure avoidance of all Register eligible sites, or submit a mitigation plan to recover all scientific information according to the standards established by the Arizona State Museum, the State Historic Preservation Act, and the State Land Department prior to surface disturbing activity. Permittee shall ensure that all cultural resource investigations on the premises are permitted pursuant to A.R.S. §41-841, et seq. Permittee shall ensure that two copies of the report describing the results of the completed cultural resource survey of the premises are submitted to the State Land Department for the State Land Department's use in consulting with the State Historic Preservation Office pursuant to A.R.S. §41-861, et seq. Permittee shall cause no surface disturbance within the boundaries of any known archaeological sites without the State Land Department's approval. If any previously unknown human remains, funerary objects, sacred ceremonial objects or objects of tribal patrimony, archaeological, paleontological or historical site or object that is at least 50 years old are encountered during surface disturbing activities, Permittee shall cease operations immediately and report the discovery to the State Land Department and to the Director of the Arizona State Museum pursuant to A.R.S. §41-844.

26. If the removal of plants protected under the Arizona Native Plant Law is necessary to enjoy the privilege of this document, the Permittee hereunder must previously acquire the written permission of the Arizona State Land Department and the Arizona Department of Agriculture to remove those plants.

ADDITIONAL CONDITIONS

A. Non-Availability of Funds

     Every obligation of the State under this Permit is conditioned upon the availability of funds appropriated or allocated for the payment of such obligation. If funds are not allocated and available for the continuance of this Permit, this Permit may be terminated by the State at the end of the period for which funds are available. No liability shall accrue to the State in the event this provision is exercised, and the State shall not be obligated or liable for any future payments or any damages as a result of termination under this paragraph.

B. Cancellation for Conflict of Interest

     Pursuant to A.R.S. § 38-511, the state or any department or agency of the state may, within three years after its execution, cancel any permit, without penalty or further obligation, made by the state or any of its departments or agencies if any person significantly involved in initiating, negotiating, securing, drafting or creating the permit on behalf of the state or any of the departments or agencies of the state, is at any time while the permit is in effect, an employee or agent of any other party to the permit in any capacity or a consultant to any other party of the permit with respect to the subject matter of the permit. A cancellation made pursuant to this provision shall be effective when the Permittee receives written notice of the cancellation unless the notice specifies a later time.

AZ LEASE #08115674

C. Non-discrimination

     The Permittee shall comply with Executive Order 99-4, which mandates that all persons, regardless of race, color, religion, sex, age national origin or political affiliation, shall have equal access to employment opportunities, and all other applicable State and Federal employment laws, rules, and regulations, including the Americans with Disabilities Act. The Permittee shall take affirmative action to ensure that applicants for employment and employees are not discriminated against due to race, creed, color, religion, sex, national origin or disability.

D. Arbitration

     The parties to this Permit agree to resolve all disputes arising out of or relating to this Permit through arbitration, after exhausting applicable administrative review, to the extent required by A.R.S. 12-1518, except as may be required by other applicable statutes.

E. Liability Insurance

     When exploration activities are projected to exceed the minimum expenditure amount or when ground disturbance will occur Permitee shall maintain in full force a commercial general liability insurance policy during the lease/permit term affording protection to the limit of not less than one million dollars ($1,000,000.00) . This policy shall contain a provision that Lessor, named as an additional insured, shall be entitled to recovery for any loss occasioned to it, its agents and employees. Further, the policy shall provide that their coverage is primary over any other insurance coverage available to the Lessor, its agents and employees. Insurance policies must contain a provision that the Lessor shall receive an advance 30 days written notice of any cancellation or reduction in coverage.

AZ LEASE #08115674

STATE OF ARIZONA LAND DEPARTMENT	RUN DATE:	27 May 2011
1616 W. ADAMS	RUN TIME:	17:12 PM
PHOENIX, AZ 85007	APPENDIX A
	PAGE:	1

KE-LEASE#	008-115674-00-000	APPTYPE:	NEW
AMENDMENT#:	0

LAND#	LEGAL DESCRIPTION	AUS	ACREAGE

11.0-N-10.0-W-16-13-030-1010	ALL	0.00	640.000

	TOTALS	0.00	640.000

AZ LEASE #08115674

IN WITNESS HEREOF, the parties hereto have signed this permit agreement effective the day and year set forth previously herein.

URANIUM ENERGY CORP.
Permittee

“Curtis O. Sealy”	6-30-2011
Signature	Date

STATE OF ARIZONA, PERMITTOR
Arizona State Land Commissioner

“Amber Troidl”
By: